Exhibit 99.2
Abercrombie & Fitch
June 2010 Sales Release
Call Script
This is Eric Cerny, Manager of Investor Relations for Abercrombie & Fitch. The following is a summary of our sales results for the fiscal month ended July 3, 2010. Before I begin, I remind you that any forward-looking statements I may make are subject to the Safe Harbor Statement found in our SEC filings.
Net sales for the five-week period ended July 3, 2010, were $277.3 million, a 23% increase from net sales of $225.9 million for the five-week period ended July 4, 2009. June comparable store sales increased 9%. Total Company direct-to-consumer net merchandise sales increased 62% to $26.1 million. Total Company international net sales, including direct-to-consumer net sales, increased 88% to $49.4 million.
Abercrombie & Fitch comparable store sales increased 10% for the month. Men’s comps were up by a low double digit; women’s comps were up by a high single digit.
For abercrombie kids, comparable store sales increased 14% for the month. Guys comps were up by a mid teen; Girls comps were up by a low teen.

Abercrombie & Fitch
June 2010 Sales Release
Call Script
Hollister comparable store sales increased 7% for the month. Dudes comps were up by a low double digit; Bettys comps were up by a low single digit.
For the month and from a merchandise classification standpoint across all brands, woven shirts, graphics and shorts were stronger categories for men’s while jeans were weaker. For women’s, dresses, woven shirts and graphics were stronger categories while knit tops and jeans were weaker.
The improvement in the comp store sales trend in June was driven by domestic non-tourist stores, in which sale events ran across all brands during the month. Domestic tourist stores and the UK continued to comp positively for the month.
Within the month, all weeks were positive with weeks four and five being the strongest.
For the quarter to-date period across all brands and channels, average unit retail decreased 16% and decreased slightly less on a like for like basis.

Abercrombie & Fitch
June 2010 Sales Release
Call Script
Within direct-to-consumer for the month, domestic and international business was up strongly, with domestic business impacted by sale events conducted during the month. Hollister had the strongest performance both domestically and internationally.
Thank You.

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